CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-48665 and 333-11731) of The Manitowoc Company, Inc. of our report dated June 25, 2001, relating to the financial statements of The Manitowoc Company, Inc. RSVP Profit Sharing Plan, which appears in this Form 11-K.



PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 26, 2001

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